Exhibit 99.2

RAM Holdings Ltd.

RAM Reinsurance Company Ltd.

46 Reid Street, Hamilton Bermuda

www.ramre.com

August 7, 2007

RAM HOLDINGS LTD. APPOINTS JOAN H. DILLARD TO BOARD OF DIRECTORS

Hamilton, Bermuda, August 7, 2007 — RAM Holdings Ltd. (Nasdaq Global Market: RAMR) — announced today that its Board of Directors, on recommendation of the Nominating and Corporate Governance Committee, appointed Joan H. Dillard, Senior Vice President and Chief Financial Officer of Allied World Assurance Company, Ltd. (Allied World), to fill a vacancy on the Board of Directors. The vacancy resulted from the resignation of Daniel C. Lukas, a Managing Director of GSC Group, effective August 1, 2007. Affiliates of GSC Group recently sold common shares of RAM Holdings in a secondary offering and now own approximately 3.8% of our shares outstanding.

Welcoming Ms. Dillard to the Board, Mr. Vernon M. Endo, Chief Executive Officer and President of the Company said, “We are very pleased to have Joan join our Board. Her extensive financial experience as well as her current position as Chief Financial Officer of Allied World will add additional depth to the Board’s capabilities in this area.” Ms. Dillard has been Senior Vice President and Chief Financial Officer of Allied World, a property and casualty insurer and reinsurer located in Bermuda, since December 2005. In that role, she saw Allied World complete its initial public offering and listing on the New York Stock Exchange in July 2006. Ms. Dillard has over seventeen years of financial experience in publicly traded companies.

Mr. Endo also thanked Mr. Lukas for his three years of service on the Board and said, “I certainly appreciate Dan’s active participation during his term on the Board. The Company experienced a major transition during this period, including becoming a public company and significantly increasing its market position. The Board provided significant guidance and we benefited from Dan’s judgment and perspective.”

About RAM

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

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Contact Information:

RAM Holdings Ltd., Hamilton

Vernon M. Endo, 441-298-2105

vendo@ramre.bm

or

Victoria Guest, 441-298-2116

vguest@ramre.bm